NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 15, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2006 fourth quarter operating loss of ($1,216,000) on total revenue of $7,252,000, as compared to an operating loss of ($1,861,000) on total revenue of $8,804,000 for the 2005 fourth quarter. For the 2006 full year, Griffin reported an operating profit of $334,000 on total revenue of $53,231,000, as compared to an operating loss of ($4,761,000) on total revenue of $41,889,000 for the 2005 full year.

The increase in the 2006 fourth quarter operating results as compared to the 2005 fourth quarter operating loss principally reflects a lower operating loss at Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, partially offset by lower operating profit at Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division. The decrease in Imperial’s operating loss was principally due to lower charges for unsaleable inventories, including the write-down of certain inventories where carrying values exceeded their projected net realizable values.

Operating profit at Griffin Land decreased in the 2006 fourth quarter as compared to the 2005 fourth quarter due principally to lower gains from property sales. The 2006 fourth quarter included the recognition of approximately $0.1 million of the approximately $3.9 million pretax gain initially deferred on the land sale to Walgreen Co. (see below) whereas the 2005 fourth quarter included $1.0 million of pretax gain from the sale of undeveloped land. Results from Griffin Land’s leasing operations were slightly lower in the 2006 fourth quarter as compared to the 2005 fourth quarter.

     Griffin’s 2006 full year operating results increased over its 2005 full year operating results principally due to higher operating profit at Griffin Land and a lower operating loss at Imperial, partially offset by higher general corporate expense. The higher operating profit at Griffin Land principally reflects increased gains on property sales, including the 2006 third quarter sale to Walgreen Co. (“Walgreen”) of approximately 130 acres of undeveloped land in the New England Tradeport (“Tradeport”), Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut. At the closing of this transaction, Griffin received cash proceeds of $13 million, before transaction expenses, however, in fiscal 2006, Griffin Land only recognized revenue of $7.9 million and a pretax gain of $5.9 million from that transaction. Approximately $5.1 million of revenue and $3.8 million of pretax gain from the land sale to Walgreen have been deferred as of the end of fiscal 2006 and will be recognized when the cost of road improvements, estimated to cost a total of $1.3 million related to this transaction, are incurred, which is expected to be over the next twelve to eighteen months.

The decrease in Imperial’s operating loss was principally due to lower cost of goods sold, reflecting inventory charges of $0.8 million in the 2006 full year as compared to $3.1 million in the 2005 full year. Imperial’s net sales increased approximately 14% in fiscal 2006 over fiscal 2005, however, higher product and delivery costs more than offset the effect of the higher net sales, resulting in a decrease in gross margins on sales. In addition, general corporate expense was higher in the 2006 full year as compared to the 2005 full year principally due to increased costs in preparation for the adoption of Section 404 of the Sarbanes-Oxley Act and higher incentive compensation expense in fiscal 2006.

Griffin reported a 2006 fourth quarter loss before the cumulative effect of a change in accounting principle of ($979,000) and a basic and diluted loss per share before the cumulative effect of a change in accounting principle of ($0.19) as compared to a 2005 fourth quarter net loss of ($1,017,000) and a basic and diluted loss per share of ($0.20). For the 2006 full year, Griffin reported a loss before the cumulative effect of a change in accounting principle of ($215,000) and a basic and diluted loss per share of ($0.04) as compared to a net loss of ($1,368,000) and basic and diluted loss per share of ($0.27) for the 2005 full year.

In the 2006 fourth quarter, Griffin’s income tax benefit includes a charge of approximately ($125,000) to record a valuation allowance on state net operating loss carryforwards related to Imperial. The 2006 fourth quarter also includes a net of tax charge for the cumulative effect of a change in accounting principle of ($217,000) and a basic and diluted cumulative effect of a change in accounting principle per share of ($0.04). The change in accounting principle reflects the recording of the fair values of Griffin’s conditional asset retirement obligations. The assets for which the retirement obligations were recorded are principally tobacco barns or other old structures on Griffin’s land holdings that have asbestos in their roofing materials.

Including the cumulative effect of a change in accounting principle recorded in the 2006 fourth quarter, Griffin reported a 2006 fourth quarter net loss of ($1,196,000) and a basic and diluted net loss per share of ($0.23), as compared to a 2005 fourth quarter net loss of ($1,017,000) and a basic and diluted net loss per share of ($0.20). For the 2006 full year, Griffin reported a net loss of ($432,000) and a basic and diluted net loss per share of ($0.08) as compared to a 2005 full year net loss of ($1,368,000) and a basic and diluted net loss per share of ($0.27).

The 2005 full year included a pretax gain of $3.2 million from the sale of Griffin’s investment in Shemin Acquisition Corporation (“Shemin Acquisition”). Immediately prior to that sale, Griffin exchanged a portion of its common stock of Shemin Acquisition for common stock of Shemin Nurseries Holding Corp. (“SNHC”), which operates a landscape nursery business through its subsidiary. Including a subsequent cash distribution from SNHC, Griffin received total cash proceeds of $7.4 million in fiscal 2005 from the sale of its investment in Shemin Acquisition and the subsequent cash distribution received from SNHC. Griffin continues to hold a 14% ownership interest in SNHC.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,				Fiscal Year Ended,
	Dec. 2, 2006		Dec. 3, 2005		Dec. 2, 2006		Dec. 3, 2005
Revenue
Landscape nursery net sales	$3,999		$4,324		$31,465		$27,661
Rental revenue and property sales	3,253	(1)	4,480		21,766	(1)	14,228
Total revenue	7,252		8,804		53,231		41,889

Operating profit (loss):
Landscape nursery business	(440)		(2,265)		(2,426)		(3,680)
Real estate business	354	(1) (2)	1,313	(2)	6,966	(1) (2)	2,340	(2)
General corporate expense	(1,130)		(909)		(4,206)		(3,421)
Total operating profit (loss)	(1,216)		(1,861)		334		(4,761)

Gain on sale of Shemin Acquisition Corporation	-		-		-		3,235

Interest expense, net of income from interest,
dividends, gains on short-term investments
and other investment income	127		(165)		(561)		(1,058)
Loss before taxes	(1,089)		(2,026)		(227)		(2,584)

Income tax benefit	(110)		(1,009)		(12)		(1,216)
Loss before cumulative effect of change
in accounting principle	(979)		(1,017)		(215)		(1,368)

Cumulative effect of change in accounting
principle, net of tax	(217)	(3)	-		(217)	(3)	-

Net loss	$(1,196)		$(1,017)		$(432)		$(1,368)

Loss per share
Basic:
Loss before cumulative effect of change in
accounting principle	$(0.19)		$(0.20)		$(0.04)		$(0.27)
Cumulative effect of change in accounting
principle, net of tax	(0.04)		-		(0.04)		-
Net loss	$(0.23)		$(0.20)		$(0.08)		$(0.27)

Diluted:
Loss before cumulative effect of change in
accounting principle	$(0.04)		$(0.20)		$(0.04)		$(0.27)
Cumulative effect of change in accounting
principle, net of tax	(0.04)		-		(0.04)		-
Net loss	$(0.08)		$(0.20)		$(0.08)		$(0.27)

Weighted average common shares outstanding
for computation of basic per share results	5,119		5,000		5,084		4,980

Weighted average common shares outstanding
for computation of diluted per share results	5,119		5,000		5,084		4,980

(1) Approximately $5.1 million of revenue and approximately $3.8 million of operating profit on the fiscal 2006 sale of 130 acres of land has been deferred and will be recognized as costs of required road improvements related to this transaction are incurred, which is expected to be over the next twelve to eighteen months.

(2) Operating profit reported is after the deduction of depreciation and amortization expense, principally related to real estate properties, of $1.0 million and $1.1 million in the 2006 and 2005 fourth quarters, respectively, and $4.1 million and $3.9 million in the 2006 and 2005 full year periods, respectively.

(3) The cumulative effect of the change in accounting principle reflects the adoption of FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations an interpretation of FASB Statement No. 143." The assets for which the liability that was recorded in the fiscal 2006 fourth quarter relate to are certain old structures on Griffin's land holdings that contain asbestos in their roofing materials.